Exhibit 10(a)

[FORM OF]

TAX SHARING AGREEMENT

by and between

THE FIRST AMERICAN CORPORATION

and

FIRST AMERICAN FINANCIAL CORPORATION

Dated as of [            ], 2010

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”), dated as of [            ], 2010, by and among The First American Corporation, a California corporation (“Parent”) and First American Financial Corporation, a Delaware corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H

WHEREAS, the Parties have entered into a Separation and Distribution Agreement, dated as of [            ], 2010 (the “Separation Agreement”), providing for the separation of the Parent Group from the Spinco Group (“Separation”);

WHEREAS, pursuant to the terms of the Separation Agreement, Parent and its subsidiaries will consummate a series of internal restructuring steps (the “Internal Restructuring Steps”) and will distribute all of the outstanding shares of Spinco (pro rata) to the record holders of Parent’s common stock (the “Spin-Off”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution and Distribution (as defined herein) shall qualify as a tax-free transaction under Sections 355(a) and 368(a)(1)(D) of the Code;

WHEREAS, at the close of business on the Distribution Date, the taxable year of Spinco shall close for U.S. federal income tax purposes; and

WHEREAS, the Parties wish to provide for the payment of Income Taxes and Other Taxes and entitlement to Refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes and Other Taxes, and provide for certain other matters relating to Income Taxes and Other Taxes.

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acting Party” shall have the meaning set forth in Section 4(f)(iii).

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Tax Liability or the realization of a Refund (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes or Other Taxes paid (or Refund received) by such Person is increased above (or reduced below) the amount of Income Taxes or Other Taxes that such

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Person would have been required to pay (or Refund that such Person would have received) but for such payment, transaction, occurrence or event.

“Additional Restructuring Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in Restructuring Tax Liabilities (or reduction in a Refund) Actually Realized attributable to any Determination, (b) any interest on any amounts set forth in clause (a) calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities actually paid to such Taxing Jurisdiction for the period from the date such additional Tax Liability was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the increase in a Tax Liability due to an adjustment in any item of income or loss resulting from any Taxable Internal Restructuring Step), and (c) any penalties or additions of Tax actually paid to such Taxing Jurisdiction with respect to amounts set forth in clause (a).

“Additional Spinco Consolidated Tax Liability” shall mean any increase in Spinco Consolidated Tax Liability (or reduction in Refund) Actually Realized attributable to a Determination, provided that for the tax year ended December 31, 2009, the Additional Spinco Consolidated Tax Liability shall be equal to 100% of such Tax Liabilities (rather than 75% as set forth in the definition of SpinCo Consolidated Tax Liability). For purposes of any such increase with respect to a Combined Return, the determination of the Tax Liability (or reduction in Refund) Actually Realized that is attributable to Spinco Items that become due as a result of a Determination shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (i) the Tax Liability (or the amount of Refund) Actually Realized as a result of a Determination, over (ii) the Tax Liability (or the amount of Refund) Actually Realized as a result of a Determination if the Determination were recalculated excluding the Spinco Items. Additional Spinco Consolidated Tax Liability shall include (x) any interest on any amounts set forth in the preceding sentence calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities actually paid to such Taxing Jurisdiction for the period from the date such additional Tax Liability was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the increase in a Tax Liability due to an adjustment giving rise to additional tax liability under the preceding sentence), and (y) any penalties or additions of Tax actually paid to such Taxing Jurisdiction with respect to the amounts set forth in the preceding sentence.

“Aggregate Spin-Off Tax Liabilities” shall mean the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

“Aggregate Restructuring Tax Liabilities” shall mean the sum of the Additional Restructuring Tax Liabilities with respect to each Taxing Jurisdiction.

“Business Day” shall mean any day other than a Saturday, a Sunday, or day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

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“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the Spinco Group from a Post-Distribution Taxable Period to a Pre-Distribution Taxable Period during which the member of the Spinco Group was included in a Combined Return filed for such Pre-Distribution Taxable Period.

“Carryback Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any Taxable Period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of the Parent or the members of Parent Group for such taxable period, calculated taking into account such Carryback (and treating any Refund as a negative Income Tax Liability for purposes of such calculation).

“Cash Acquisition Merger” shall mean a merger of a newly-formed Subsidiary of Parent or Spinco (as applicable) with a corporation, limited liability company, limited partnership, general partnership or joint venture (in each case, not previously owned directly or indirectly by such Parent or Spinco, as applicable) pursuant to which Parent or Spinco (as applicable) acquires such corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash and no Equity Securities of Parent (or any Subsidiary of Parent) or Spinco (or any Subsidiary of Spinco) are issued, sold, redeemed or acquired, directly or indirectly.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return or Other Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Spinco Group.

“Compensatory Equity Interests” shall have the meaning set forth in Section 11(a).

“Contribution” shall mean those certain capital contributions to SpinCo by Parent and those certain capital contributions to Parent by Spinco made in connection with the Separation and Distribution.

“CoreLogic Purchase Agreement” shall mean that Purchase Agreement dated March 29, 2010 by and among C&S Holdings, L.P., TA IX, L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund B L.P., TA Investors II, L.P., The First American Corporation, First American Real Information Services, Inc. and First American CoreLogic Holdings Inc.

“Determination” shall mean a settlement, Final Determination, judgment, assessment, proposed adjustment or other determination.

“Distribution” shall mean the distribution by Parent of all the common stock of Spinco pro rata to holders of Parent Common Stock.

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“Distribution Date” shall mean the date on which the Distribution of Spinco is completed.

“Distribution-Related Proceeding” shall mean any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax Free Status of any of the Distribution-Related Transactions or that could reasonably be expected to give rise to Additional Restructuring Tax Liabilities.

“Distribution-Related Transactions” shall mean the Contribution together with the Tax-Free Internal Restructuring Steps and the Distribution.

“Employing Party” shall have the meaning set forth in Section 11(a) hereof.

“Equity Securities” shall mean any stock or other securities treated as equity for U.S. federal income tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of any other Taxing Jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of any other Taxing Jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the Taxing Jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” shall mean the Parent Group or the Spinco Group, as applicable.

“Income Taxes” (a) shall mean (i) any federal, state, local or foreign tax, including estimated taxes, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, goods and services, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is

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described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Income Tax Benefit” shall mean, with respect to the effect of any Carryback on the Income Tax Liability of Parent or the Parent Group for any Taxable Period, the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such Carryback had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of the Parent or the members of Parent Group for such taxable period, calculated taking into account such Carryback (and treating any Refund as a negative Income Tax Liability for purposes of such calculation).

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Injured Party” shall have the meaning set forth in Section 8(c) hereof.

“Internal Restructuring Steps” shall mean the steps set forth in the step plan attached hereto as Schedule A, other than Slides      (The Controlled 2 Contribution) and      (The Controlled 2 Distribution).

“IRS” shall mean the Internal Revenue Service.

“IRS Ruling” shall mean any private letter ruling issued by the IRS in connection with any of the Distribution-Related Transactions or Taxable Internal Restructuring Steps.

“IRS Ruling Documents” shall mean the request for a private letter ruling submitted by Parent to the IRS on January 21, 2010, together with the appendices and exhibits thereto, and any supplemental filings or other materials subsequently submitted to the IRS in connection with the Distribution-Related Transactions.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Notified Party” shall have the meaning set forth in Section 4(f)(iii).

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“Other Tax Returns” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of Other Taxes.

“Other Taxes” shall mean any federal, state, local or foreign taxes, including estimated taxes, charges, fees, imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, good and services, occupancy, transfer, real property transfer, intangible, recording, registration, documentary, stamp or similar Taxes, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent Businesses” shall mean each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by Parent or any member of the Parent Group immediately after the Distribution of Spinco, as set forth in the IRS Ruling Documents and the Tax Opinion Documents.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(b)(1) through (8)) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the Distributions after giving effect to the Distribution-Related Transactions, (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Income Tax Benefit” shall mean, with respect to the effect of any Parent Item on the Income Tax Liability of Spinco or the Spinco Group for any Taxable Period (including Taxes for which Spinco is liable under this Agreement), the excess of (a) the hypothetical Income Tax Liability of Spinco or the Spinco Group for such taxable period, calculated as if such item had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of Spinco or the members of the Spinco Group for such taxable period, calculated taking into account such item (and treating any Refund as a negative Income Tax Liability for purposes of such calculation).

“Parent Items” shall mean any item of income, gain, loss, deduction or credit attributable to the members of the Parent Group or the assets, liabilities, and businesses of the Parent Group.

“Parent Restructuring Tax Liability” shall mean fifty percent (50%) of any Restructuring Tax Liabilities.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

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“Party” or “Parties” shall have the meaning set forth in the recitals to this Agreement.

“Permitted Transaction” shall mean any transaction that satisfies the requirements of Section 4(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Distribution Taxable Period” shall mean, with respect to Spinco and its Subsidiaries, a taxable period that begins after the Distribution Date.

“Pre-Distribution Taxable Period” shall mean, with respect to Spinco and its Subsidiaries, a taxable period that ends on or before the Distribution Date.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

“Refund” shall mean any refund of Taxes, including any reduction in Tax Liabilities by means of a credit, offset or otherwise.

“Relying Party” shall have the meaning set forth in Section 8(d) hereof.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean the period beginning on the Distribution Date and ending on the twenty five (25) month anniversary thereof.

“Restructuring Tax Liabilities” shall mean the sum of (i) any Taxes reflected on a Tax Return as filed of Parent or any entity that is or was a direct or indirect Subsidiary of Parent prior to the Distribution resulting from any Taxable Internal Restructuring Step and (ii) any Other Taxes reflected on any Tax Return as filed resulting from the Distribution-Related Transactions. The Parties have agreed that, for purposes of reporting any Taxable Internal Restructuring Step in any Tax Return, the parties shall use the valuations and tax basis information set forth in Schedule B for those certain assets involved in such Taxable Internal Restructuring Steps. For the sake of clarity, Restructuring Tax Liabilities shall not include any additional Taxes arising from a potential revaluation of property for property Tax purposes that has a recurring impact on the Tax obligation of the Parties for future Tax years or other similar Taxes.

“Separate Return” shall mean (a) in the case of any Tax Return required to be filed by any member of the Spinco Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return required to be filed by any member of the Parent Group (including

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any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Spinco Group.

“Separation Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Spinco Business” shall mean each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by Spinco or any member of the Spinco Group immediately after the Distribution of Spinco, as set forth in the IRS Ruling Documents and the Tax Opinion Documents.

“Spinco Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to exclusions in Section 1504(b)(1) through (8)) of which Spinco is the common parent, determined immediately after the Spin-Off (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“Spinco Consolidated Tax Liability” shall mean (a) with respect to any period other than the period ended December 31, 2009, any Tax Liability (or reduction in Refund) Actually Realized reflected on a Combined Return as filed that is attributable to Spinco Items and (b) with respect to the period ended December 31, 2009, seventy-five percent (75%) of any Tax Liability (or one-hundred (100%) of any reduction in Refund) Actually Realized reflected on a Combined Return as filed that is attributable to Spinco Items; provided, however, Spinco Consolidated Tax Liability does not include any Restructuring Tax Liabilities, Additional Restructuring Tax Liabilities or Spin-Off Tax Liabilities. For purposes of clauses (a) and (b) hereof, the determination of the Tax Liability (or reduction in Refund) Actually Realized that is attributable to Spinco Items for a given Tax Return shall be calculated on a “with and without basis,” by calculating the amount of the excess (if any) of (i) the Tax Liability (or Refund amount) Actually Realized as shown on such Tax Return as filed, over (ii) the Tax Liability (or Refund amount) Actually Realized that would have been shown on such Tax Return if such Tax Return was prepared by excluding the Spinco Items.

“Spinco Group” shall mean, for any taxable period, (a) Spinco and each Person that is a direct or indirect Subsidiary of Spinco (including any Subsidiary of Spinco that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the Spin-Off after giving effect to the Distribution-Related Transactions, (b) any corporation (or other Person) that has merged or liquidated into Spinco or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Spinco Income Tax Benefit” shall mean, with respect to the effect of any Spinco Item on the Income Tax Liability of Parent or the Parent Group for any Taxable Period (including Taxes for which Parent is liable under this Agreement), the excess of (a) the hypothetical Income Tax Liability of Parent or the Parent Group for such taxable period, calculated as if such item had not been utilized but with all other facts unchanged over (b) the actual Income Tax Liability of the Parent or the members of Parent Group for such taxable

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period, calculated taking into account such item (and treating any Refund as a negative Income Tax Liability for purposes of such calculation).

“Spinco Items” shall mean any item of income, gain, loss, deduction or credit attributable to the members of the Spinco Group or the assets, liabilities, and businesses of the Spinco Group.

“Spinco Restructuring Tax Liability” shall mean fifty percent (50%) of any Restructuring Tax Liabilities.

“Spinco Separate Return” shall mean any Separate Return required to be filed by Spinco or any member of the Spinco Group, including, without limitation, (a) any consolidated federal Income Tax Returns of the Spinco Consolidated Group required to be filed with respect to a Post-Distribution Taxable Period and (b) any consolidated federal Income Tax Returns for any group of which any member of the Spinco Group was the common parent.

“Spin-Off Tax Liabilities” shall mean, with respect to any Taxing Jurisdiction, the sum of (a) any increase in a Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of any of the Distribution-Related Transactions to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any Determination, (b) any interest on any amounts set forth in clause (a) calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities actually paid to such Taxing Jurisdiction for the period from the date such additional Tax Liability was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of any of the Distribution-Related Transactions to qualify for Tax-Free Status), and (c) any penalties or additions of Tax actually paid to such Taxing Jurisdiction with respect to amounts set forth in clause (a).

“Supplying Party” shall have the meaning set forth in Section 8(d) hereof.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a minimum tax credit or general business credit, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(a) hereof.

“Tax Counsel” shall mean tax counsel or an accounting firm of recognized national standing that is mutually acceptable to Parent and SpinCo.

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“Taxable Internal Restructuring Steps” means any Internal Restructuring Steps set out in Slides      (The ADEC Distribution and Contribution),      (The FAIP (IN) Contribution),      (The FAHM (MU) Contribution) and      (The Distributing 1 Taxable Purchase) of Schedule A.

“Taxes” shall mean Income Taxes and Other Taxes.

“Tax-Free Internal Restructuring Steps” means any Internal Restructuring Step that is not a Taxable Internal Restructuring Step.

“Tax-Free Status” shall mean the qualification of any of the Distribution-Related Transactions, as the case may be, (a) as a transaction described in Sections 355(a) and 368(a)(1)(D) of the Code (or, in the case of the Tax-Free Internal Restructuring Steps, the qualification of such steps as one or more transactions that are generally tax-free for federal income tax purposes pursuant to Section 351, Section 355, Section 368(a), Section 332 Section 337, and Section 731 or otherwise), (b) as transactions in which the stock of Spinco distributed by Parent thereby and stock of CoreLogic Holdings II, Inc. distributed by First American Title Insurance Company is, in each case, “qualified property” for purposes of Section 361(c) of the Code, and (c) as transactions in which Parent, the members of the Parent Group, SpinCo and the members of the SpinCo Group recognize no income or gain, other than intercompany items or excess loss accounts required to be taken into account pursuant to Treasury Regulations promulgated under Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government (foreign or domestic) or governmental unit having jurisdiction to tax either of the Parties or any of their respective Affiliates.

“Tax Liabilities” shall mean any liabilities for Taxes.

“Tax Opinions” shall mean the tax opinions issued by Tax Counsel in connection with the Distribution-Related Transactions.

“Tax Opinion Documents” shall mean the Tax Opinions and the information and representations provided by, or on behalf of, the Parties to Tax Counsel in connection therewith.

“Tax-Related Losses” shall mean:

(a) the Aggregate Spin-Off Tax Liabilities,

(b) the Aggregate Restructuring Tax Liabilities,

(c) all accounting, legal and other professional fees, and court costs incurred in connection with any Determination with respect to such Aggregate Spin-Off Tax Liabilities and Aggregate Spin-Off Restructuring Tax Liabilities, and

(d) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by a Party in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by a Party or its respective

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Affiliates, in each case, resulting from the failure of any of the Distribution-Related Transactions to qualify for Tax-Free Status or from the imposition of any Additional Restructuring Tax Liabilities.

“Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Tax Authority in respect of any Taxes.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean an unqualified opinion of Tax Counsel on which Parent or Spinco (as the case may be) may rely to the effect that a transaction (a) will not disqualify any of the Distribution-Related Transactions from having Tax-Free Status, assuming that the Distribution-Related Transactions would have qualified for Tax-Free Status if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the IRS Ruling (if applicable) or the Tax Opinions; provided that any tax opinion obtained in connection with a proposed acquisition of Equity Securities of Parent or Spinco (or any entity treated as a successor to Parent or Spinco) entered into during the Restriction Period shall not qualify as an Unqualified Opinion unless such tax opinion concludes that (a) such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution of Spinco or (b) no income or gain will be recognized by Parent as a result of the distribution of stock by Spinco or by First American Title Insurance Company as a result of the distribution of CoreLogic Holdings II, Inc. under Section 355(e) of the Code.

2. Filing of Tax Returns; Payment of Taxes.

(a) Parent Consolidated Returns; Other Combined Returns.

(i) Filing of Tax Returns. Parent shall prepare and file or cause to be prepared and filed (A) all consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns for all taxable periods that end, with respect to Spinco, on or before or include the Distribution Date of Spinco. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of the Parent Group and Spinco Group. Spinco shall, and shall cause each member of the Spinco Group to, prepare and submit at Parent’s request (as soon as practicable taking into account the due date of the applicable Tax Return, but in no event later than 45 days after such request), at its own expense, all information that Parent shall reasonably request, in such form as Parent shall reasonably request, including any such information requested to enable Parent to prepare any Tax Return required to be filed by Parent pursuant to Section 2(a)(i).

(ii) Payment of Taxes. With respect to any Tax Return filed by Parent pursuant to Section 2(a)(i):

(A) subject to the right to payment from Spinco under Section 2(a)(ii)(B) and Section 2(a)(ii)(C), Parent shall pay, or cause to be paid, to the applicable Tax

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Authority any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return;

(B) Spinco shall pay, or cause to be paid, to Parent not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return any Spinco Consolidated Tax Liability related to such Tax Return less any Spinco Consolidated Tax Liability paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement) (and, for the sake of clarity, if any Spinco Consolidated Tax Liability related to such Tax Return is equal to an amount less than zero, neither Parent nor Spinco shall be obligated to make any payments to the other Party under this Section 2(a)(ii)(B) and any payments among the Parties shall be governed by Section 7(c));

(C) Spinco shall pay, or cause to be paid, to Parent not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return any Spinco Restructuring Tax Liability related to such Tax Return less any Spinco Restructuring Tax Liability paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement);

(D) if the amount of Spinco Consolidated Tax Liability paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement) exceeds the amount of any Spinco Consolidated Tax Liability related to such Return, then Parent shall pay, or cause to be paid, to Spinco such excess not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return (or, if Parent has paid such excess to the applicable Tax Authority prior to such date by virtue of its estimated tax payments, within two (2) days after Parent receives from the Tax Authority a Refund of such amounts); provided, that, if any such excess is attributable to Spinco Consolidated Tax Liability being equal to an amount less than zero, such excess shall be governed by the provisions set forth in Section 7(c); and

(E) if the amount of Spinco Restructuring Tax Liability paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement) under Section 2(a)(ii)(C) exceeds the amount of any Spinco Restructuring Tax Liability related to such Return, then Parent shall pay, or cause to be paid, to Spinco not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return such excess.

(b) Parent Separate Returns. Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns for all taxable periods. Parent shall pay, or cause to be paid, to the applicable Tax Authority any and all Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return; provided, however, that if such Taxes include any Restructuring Tax Liabilities, Spinco shall pay, or cause to be paid, to Parent not later than two (2) days prior to the earlier of the extended due date or actual filing of the applicable Tax Return any Spinco Restructuring Tax Liability related to such Tax Return less any Spinco Restructuring Tax Liability related to such Tax Return paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement). Notwithstanding the preceding sentence, if with respect to a Parent Separate Return, the amount of Spinco Restructuring Tax Liability paid by Spinco to Parent prior to the Distribution Date (as set forth in Schedule C of this Agreement) exceeds the amount of Spinco Restructuring Tax Liability related

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to such Tax Return, then Parent shall pay, or cause to be paid, to Spinco not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return such excess.

(c) Spinco Separate Returns. Spinco shall prepare and file or cause to be prepared and filed its respective Spinco Separate Returns for all taxable years. Spinco shall pay, or cause to be paid, to the applicable Tax Authority any and all Taxes due or required to be paid with respect to or required to be reported on any Spinco Separate Return; provided, however, that if such Taxes include any Restructuring Tax Liabilities, Parent shall pay, or cause to be paid, to Spinco not later than two (2) days prior to the earlier of the extended due date or actual filing of the applicable Tax Return any Parent Restructuring Tax Liability related to such Tax Return less any amounts paid prior to the Distribution Date by Parent to Spinco on account of the Parent Restructuring Tax Liability related to such Tax Return (as set forth in Schedule C-1 of this Agreement). Notwithstanding the preceding sentence, if with respect to a Spinco Separate Return, the amount of Parent Restructuring Tax Liability paid prior to the Distribution Date by Parent to Spinco exceeds the Parent Restructuring Tax Liability related to such Tax Return, then Spinco shall pay, or cause to be paid to Parent not later than two (2) days prior to the earlier of the extended due date or actual filing of such Tax Return.

(d) For purposes of determining amounts required to be paid by either Parent or Spinco under Sections 2(a) through 2(c) in connection with the filing of any Tax Return, Restructuring Tax Liabilities, Parent Restructuring Tax Liability and Spinco Restructuring Tax Liability shall be calculated without taking into account any Income Tax Benefit arising as a result of any Taxable Internal Restructuring Step and the Tax Benefit language set forth in Section 7 shall not apply to any such payment.

(e) Preparation of Tax Returns.

(i) To the extent that one party is responsible for preparing a Tax Return pursuant to this Section 2 (“Preparing Party”) and the other party is responsible for payment of Taxes reflected on such Tax Return (“Other Party”), the Preparing Party shall provide the Other Party with drafts of all such Tax Returns prepared by it pursuant to Section 2 together with a calculation of Taxes reflected on such Tax Returns for which the Other Party is liable pursuant to this Section 2 (i.e., in the case of Tax Returns prepared pursuant to Section 2(a), a calculation of the Spinco Consolidated Tax Liability and Spinco Restructuring Tax Liability) no later than thirty (30) days prior to the earlier of the extended due date or actual filing date thereof. The Other Party shall have the right to review and provide comments on any such Tax Returns and calculations during the fifteen (15) day period following the receipt of such Tax Returns. The Parties shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and calculations and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an accounting firm of recognized national standing that is mutually acceptable to Parent and Spinco. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared by the Preparing Party, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute

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resolution shall be borne equally by the Parties. The costs and expenses relating to Tax Returns prepared pursuant to Section 2(a) shall be borne equally by the parties.

(ii) Except as otherwise required by applicable law or as a result of a Final Determination, (A) no Party shall, or permit or cause any member of its respective Group to, take any position that is inconsistent with the treatment of any of the Distribution-Related Transactions as having Tax-Free Status (or analogous status under state, local or foreign law), (B) no Party shall, or permit or cause any member of its respective Group to, take any position that is inconsistent with the tax treatment of the Internal Restructuring Steps as set forth in Schedule A, or the valuations and tax basis information set forth in Schedule B and (C) Spinco shall not and shall not permit or cause any member of the Spinco Group to, take any position with respect to an item of income, deduction, gain, loss, or credit on a Tax Return, or otherwise treat such item in a manner which is inconsistent with the manner such item is reported on a Tax Return required to be prepared or filed by Parent pursuant to Section 2(a)(i) hereof (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return and taking account of the dispute resolution mechanism in Section 2(a)(i)).

3. Indemnification and Payment Obligations for Taxes.

(a) Indemnification and Payment Obligations of Parent. From and after the Distribution, except as otherwise provided in Sections 3(b) and 3(c), Parent and each member of the Parent Group shall be responsible for and shall jointly and severally indemnify, defend and hold harmless Spinco and each member of the Spinco Group and each of its Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against:

(i) all Tax Liabilities, Spin-Off Tax Liabilities and Additional Restructuring Tax Liabilities, incurred by any member of the Parent Group (including Tax-Related Losses) that Parent or any member of the Parent Group is responsible for under Section 4 (including, without limitation, any Tax Liabilities or Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which Parent is liable pursuant to Section 4(e));

(ii) without duplication, (A) all Tax Liabilities that any member of the Parent Group is required to pay pursuant to Section 2(a)(ii), Section 2(b) and Section 2(c), (B) the excess of any increase in such Tax Liabilities referred to in Section 2(a)(ii)(A) attributable to a Determination over any Additional Spinco Consolidated Tax Liability and (C) any increase in such Tax Liabilities referred to in Section 2(b) attributable to a Determination (excluding any Additional Restructuring Tax Liabilities);

(iii) all Tax Liabilities, Spin-Off Tax Liabilities, Additional Restructuring Tax Liabilities and Tax-Related Losses incurred by any member of the Parent Group or Spinco Group by reason of the breach by Parent or a member of the Parent Group of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses);

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(iv) all Tax Liability resulting from Spinco and First American Title Insurance Company failing to dispose of all of the stock of Parent held by them as of the Distribution Date as soon as such disposition is practicable and consistent with the business purposes of the retention of the stock of Parent (as set forth in the IRS Ruling Documents) and in no event later than five (5) years after the Distribution Date, only if such failure was solely the result of the failure by Parent to comply with its obligations under Section 8.4 of the Separation Agreement; and

(v) fifty percent (50%) of all Spin-Off Tax Liabilities and fifty percent (50%) of all Additional Restructuring Tax Liabilities, only if (A) Parent and each member of the Parent Group is not responsible for, and is not obligated to indemnify, defend or hold harmless Spinco or any members of the Spinco Group from and against, all Spin-Off Tax Liabilities and all Additional Restructuring Tax Liabilities pursuant to Section 3(a), Section 4(e) or otherwise in this Agreement and (B) Spinco and each member of the Spinco Group is not responsible for, and is not obligated to indemnify, defend or hold harmless Parent or any members of the Parent Group from and against, all Spin-Off Tax Liabilities and all Additional Restructuring Tax Liabilities pursuant to Section 3(b), Section 4(e) or otherwise in this Agreement.

Notwithstanding the preceding sentence, neither Parent nor any member of the Parent Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(a) to the extent that such indemnification obligation is otherwise attributable to a breach by Spinco (or a member of the Spinco Group) of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions (except as set forth in Section 3(b)(iv)). If the indemnification obligation of Parent or any member of the Parent Group under this Section 3(a) (or any adjustment for which Parent is responsible pursuant to this Section 3(a), including any adjustment with respect to a Tax Return for which Parent is responsible pursuant to Section 2(a)(i)) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to Spinco or any member of the Spinco Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Spinco shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Spinco or any member of the Spinco Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which Spinco or any member of the Spinco Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation). Spinco shall pay Parent for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized. For the sake of clarity, any payments under Section 3 hereof on account of Additional Restructuring Tax Liabilities shall take account of the Tax Benefits as required by this paragraph.

(b) Indemnification and Payment Obligations of Spinco. From and after the Distribution Date, Spinco and each member of the Spinco Group shall be responsible for and shall jointly and severally indemnify, defend and hold harmless Parent and each member of the Parent Group and their respective Representatives and Affiliates (and the heirs, executors, successors and assigns of any of them) from and against:

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(i) all Tax Liabilities, Spin-Off Tax Liabilities, Additional Restructuring Tax Liabilities and Tax-Related Losses that Spinco or any member of the Spinco Group is responsible for under Section 4 (including, without limitation, any Tax Liabilities, Spin-Off Tax Liabilities or Tax-Related Losses arising with respect to a Permitted Transaction for which Spinco is liable pursuant to Section 4(e));

(ii) without duplication, (A) all Tax Liabilities that any member of the Spinco Group is required to pay pursuant to Section 2(a)(ii), Section 2(b) and Section 2(c), and (B) any Additional Spinco Consolidated Tax Liability and (C) any increase in such Tax Liabilities referred to in Section 2(c) attributable to a Determination (excluding any Additional Restructuring Tax Liabilities);

(iii) all Taxes, Spin-Off Tax Liabilities, Additional Restructuring Tax Liabilities and other Tax-Related Losses incurred by any member of the Parent Group or Spinco Group by reason of the breach by Spinco or any member of the Spinco Group of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions;

(iv) all Tax Liability resulting from Spinco and First American Title Insurance Company failing to dispose of all of the stock of Parent held by them as of the Distribution Date as soon as such disposition is practicable and consistent with the business purposes of the retention of the stock of Parent (as set forth in the IRS Ruling Documents) and in no event later than five (5) years after the Distribution Date (except that neither Spinco nor any member of the Spinco Group shall have any obligation under this Section 3(b)(iv) if Parent has not complied with the requirements sett forth in Section 8.4 of the Separation Agreement); and

(v) fifty percent (50%) of all Spin-Off Tax Liabilities and fifty percent (50%) of all Additional Restructuring Tax Liabilities, only if (A) Parent and each member of the Parent Group is not responsible for, and is not obligated to indemnify, defend or hold harmless Spinco or any members of the Spinco Group from and against, all Spin-Off Tax Liabilities and all Additional Restructuring Tax Liabilities pursuant to Section 3(a), Section 4(e) or otherwise in this Agreement and (B) Spinco and each member of the Spinco Group is not responsible for, and is not obligated to indemnify, defend or hold harmless Parent or any members of the Parent Group from and against, all Spin-Off Tax Liabilities and all Additional Restructuring Tax Liabilities pursuant to Section 3(b), Section 4(e) or otherwise in this Agreement.

Notwithstanding the preceding sentence, neither Spinco nor any member of the Spinco Group shall have any obligation to indemnify, defend or hold harmless any Person pursuant to this Section 3(b) to the extent that such indemnification obligation is otherwise attributable to a breach by Parent (or a member of the Parent Group) of any of its representations or covenants hereunder or made in connection with the IRS Ruling (if applicable) and/or the Tax Opinions. If the indemnification obligation of Spinco or any member of the Spinco Group under this Section 3(b) (or any adjustment for which Spinco is responsible pursuant to this Section 3(b)) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the Tax which is the subject of the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay Spinco the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member

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of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of a Refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation). Parent shall pay Spinco for such Tax Benefit no later than five days after such Tax Benefit is Actually Realized. For the sake of clarity, any payments under Section 3 hereof on account of Additional Restructuring Tax Liabilities shall take account of the Tax Benefits as required by this paragraph.

(c) Timing of Indemnification Payments. Any payment and indemnification made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Section 3(a) and 3(b) above) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i) in the case of an indemnification obligation with respect to any Tax Liabilities the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party or the Indemnifying Party, as the case may be, is required to make a payment of taxes, interest, or penalties or additions to Tax to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii) in the case of any payment or indemnification of any Losses not otherwise described in clause (i) of this Section 3(c) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five Business Days after the Indemnified Party notifies the Indemnifying Party and (B) five Business Days prior to the date the Indemnified Party makes a payment thereof.

(d) Calculation of Additional Spinco Consolidated Tax Liability. In the event that Additional Spinco Consolidated Tax Liability must be calculated for purposes of Section 3(a)(ii)(C) or 3(b)(ii)(C), Parent shall prepare in good faith and deliver to Spinco a proposed calculation of the Additional Spinco Consolidated Tax Liability no later than thirty (30) days prior to the date the Indemnifying Party is required to make to the Indemnified Party, pursuant to Section 3(c), payment under Section 3(a)(ii)(B) or Section 3(b)(ii)(B), as the case may be. Spinco shall have the right to review and provide comments on any such calculation during the fifteen (15) day period following the receipt of such calculation. The Parties shall consult with each other and attempt in good faith to resolve any issues arising as a result of such calculation and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the date Parent is required to make to the applicable Tax Authority the payment to which such calculation relates (the “Payment Due Date”)), by an accounting firm of recognized national standing that is mutually acceptable to Parent and Spinco. Upon resolution of all such items, the Indemnifying Party shall pay to the Indemnified Party any amounts due under Section 3(a)(ii)(B) or Section 3(b)(ii)(B), as the case may be, on the basis of the resolution, prior to the Payment Due Date. The costs and expenses relating to the dispute resolution shall be borne equally by the Parties.

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4. Spin-Off Related Matters.

(a) Representations.

(i) IRS Ruling Documents and Tax Opinion Documents. Spinco hereby represents and warrants to Parent that (A) it has examined the IRS Ruling Documents and the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Spinco or any member of the Spinco Group, or the Spinco Business of the Spinco Group), and (B) to the extent in reference to Spinco, any member of the Spinco Group, or the Spinco Business of the Spinco Group, the facts presented and the representations made therein are true, correct and complete. Parent hereby represents and warrants to SpinCo that (A) it has examined the IRS Ruling Documents and the Tax Opinion Documents (including, without limitation, the representations to the extent that they relate to the plans, proposals, intentions, and policies of Parent or any member of the Parent Group, or the Parent Business of the Parent Group), and (B) to the extent in reference to Parent, any member of the Parent Group, or the Parent Business of the Parent Group, the facts presented and the representations made therein are true, correct and complete.

(ii) Actions Inconsistent with Representations and Factual Statements. Each of Parent and Spinco hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action or knows of any circumstance, that could reasonably be expected to cause any representation or factual statement made in this Agreement, the Separation Agreement, the IRS Ruling Documents or the Tax Opinion Documents to be untrue.

(iii) Plan or Series of Related Transactions. Each of Parent and Spinco hereby represents and warrants that, to the best of its knowledge, after due inquiry, none of the Distribution-Related Transactions are part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in Parent or Spinco, as the case may be, or any successor of Parent or Spinco, as the case may be.

(b) Covenants.

(i) Actions Consistent with Representations and Covenants. Neither Spinco (or any member of the Spinco Group) nor Parent (or any member of the Parent Group) shall take any action, or fail to take any action or permit any member of its Group, to fail to take any action, where such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation made in connection with the IRS Ruling Documents, the Tax Opinion Documents, the Separation Agreement or this Agreement.

(ii) Preservation of Tax-Free Status; Spinco/Parent Business. From and after its respective Distribution, neither Parent nor Spinco shall (A) take any action or permit any member of its Group to take any action, and each of Parent and Spinco shall not fail to take any action or permit any member of its Group to fail to take any action, in each case, unless such action or failure to act could not reasonably be expected to cause any of the Distribution-Related Transactions to fail to have Tax-Free Status or could not reasonably be expected to require the other Party to reflect a liability or reserve for Income Taxes with respect to any of the

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Distribution-Related Transactions in its financial statements, in each case provided such Distribution-Related Transactions would have qualified for Tax Free Status but for any such action or inaction of Parent or Spinco and (B) until the first day after the Restriction Period, engage in any transaction that could reasonably be expected to result in (x) in the case of Spinco, in Spinco or any member of the Spinco Group ceasing to be a company engaged in the Spinco Business and (y) in the case of Parent, in Parent or any member of the Parent Group ceasing to be a company engaged in the Parent Business.

(iii) Sales, Issuances and Redemptions of Equity Securities. Until the first day after the Restriction Period, (x) Parent shall not (and shall not permit any member of the Parent Group) and shall not agree (and shall not permit any member of the Parent Group to agree) to sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Parent or any member of the Parent Group and (y) Spinco shall not (and shall not permit any member of the Spinco Group) and shall not agree (and shall not permit any member of the Spinco Group to agree) to sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of Spinco or any member of the Spinco Group; provided, however, that, in each case, (A) the adoption of a shareholder rights plan shall not constitute a sale or issuance of Equity Securities, (B) Parent or Spinco may issue Equity Securities to the extent the issuance satisfies Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d), (C) members of the Spinco Group (other than Spinco) may issue or sell Equity Securities to other members of the Spinco Group, and may redeem or purchase Equity Securities from other members of the Spinco Group, in each case, to the extent not inconsistent with the Tax-Free Status of the Distribution Related Transactions, and (D) members of the Parent Group (other than Parent) may issue or sell Equity Securities to other members of the Parent Group, and may redeem or purchase Equity Securities from other members of the Parent Group, in each case, to the extent not inconsistent with the Tax-Free Status of the Distribution Related Transactions.

(iv) Tender Offers; Other Business Combination Transactions. Until the first day after the Restriction Period, Parent and Spinco shall not (and shall cause the members of Parent Group and Spinco Group, respectively, not to) (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, Equity Securities of Parent or Spinco (as the case may be), (B) participate in or support any unsolicited tender offer for, or other acquisition or disposition of, Equity Securities of Parent or Spinco (as the case may be), or (C) approve or otherwise permit any transaction described in clauses (A) or (B). In addition, neither Parent nor Spinco (nor any members of its Parent Group or Spinco Group, respectively) shall at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (A), (B) or (C) of the preceding sentence pursuant to an agreement or arrangement negotiated (in whole or in part) prior to the first anniversary of the Distribution, even if at the time of the Distribution or thereafter such action is subject to one or more conditions.

(v) Dispositions of Assets. Until the first day after the Restriction Period, neither Spinco (or any member of the Spinco Group) nor Parent (or any member of the Parent Group) shall sell, transfer, or otherwise dispose of or agree to sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or

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disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute (x) in the case of Parent, more than 30% of the gross assets of Parent or more than 30% of the consolidated gross assets of the Parent Group and (y) in the case of Spinco, more than 30% of the gross assets of Spinco or more than 30% of the consolidated gross assets of Spinco Group. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes, or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco (or any member of the Spinco Group) or Parent (or any member of the Parent Group), as applicable. The percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group or Parent or the Parent Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Parent and the members of the Parent Group or Spinco and the members of the Spinco Group, as the case may be, as of the Distribution Date. For purposes of this Section 4(b)(v), and subject to Section 4(b)(vi), a merger of an entity with and into any Person shall constitute a disposition of all of the assets of such entity.

(vi) Liquidations, Mergers, Reorganizations. Until the first day after the Restriction Period, neither Spinco (or any member of its Spinco Group) nor Parent (or any member of the Parent Group) shall, or shall agree to, voluntarily dissolve or liquidate (including by converting into an entity that is treated as a “disregarded entity” or partnership for federal income tax purposes) or engage in any transaction involving a merger (except for a Cash Acquisition Merger), consolidation or other reorganization; provided that (x) mergers of direct or indirect wholly-owned Subsidiaries of Spinco solely with and into Spinco or with other direct or indirect wholly-owned Subsidiaries of Spinco, and liquidations of Spinco’s wholly-owned subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Distribution-Related Transactions and (y) mergers of direct or indirect wholly-owned Subsidiaries of Parent solely with and into Parent or with other direct or indirect wholly-owned Subsidiaries of Parent, and liquidations of Parent’s wholly-owned subsidiaries are not subject to this Section 4(b)(vi) to the extent not inconsistent with the Tax-Free Status of the Distribution-Related Transactions.

(c) Permitted Transactions.

(i) Anything in Sections 4(b)(iii) and 4(b)(iv) to the contrary notwithstanding, neither Parent (or any member of the Parent Group) nor Spinco (or any member of the Spinco Group) shall be prohibited from entering into or consummating a transaction otherwise prohibited solely by Section 4(b)(iii) or 4(b)(iv), if such transaction, together with any other transaction or transactions previously permitted pursuant to this Section 4(c)(i), would not result in one or more Persons acquiring, directly or indirectly, Equity Securities representing a 10% or greater interest, by value, in Parent (or any successor thereto) or Spinco (or any successor thereto), as the case may be, pursuant to one or more transactions that have not been approved by the other party pursuant to Section 4(c)(ii). In the event that the transaction at issue involves the issuance or disposition of the Equity Securities of a member of the Parent Group (other than Parent) or a member of the Spinco Group (other than Spinco), the 10% threshold referred to in the preceding sentence shall be applied by determining whether the value of the Equity Securities

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of the member the Equity Securities of which are sold or otherwise disposed of together with any other transaction previously permitted under this Section 4(c)(i) would not exceed (a) in the case of a member of the Parent Group, 10% of the value of the Parent, and (b) in the case of a member of the Spinco Group, 10% of the value of Spinco. Notwithstanding the foregoing, the issuance of shares of Parent common stock pursuant to the merger transaction contemplated by the Core Logic Purchase Agreement shall not be taken into account in applying the 10% threshold to the extent that the Tax Opinion issued as of the Distribution Date concludes that such shares will not be taken into account for purposes of applying Section 355(e) of the Code. In the event the transaction at issue is a redemption or purchase of Equity Securities of Spinco by Spinco or a member of the Spinco Group or of Equity Securities of Parent by Parent or a member of the Parent Group prior to (or pursuant to an agreement or arrangement negotiated, in whole or in part, prior to) the first anniversary of the Distribution Date, such transaction shall be permitted only if it also satisfies the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30.

(ii) Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), during the Restriction Period, Parent or Spinco (each such Party, the “Requesting Party”) may (i) issue, sell, redeem or otherwise acquire (or cause a member of the Parent Group (in the case of Parent) and the Spinco Group (in the case of Spinco) to issue, sell, redeem or otherwise acquire) its own Equity Securities or Equity Securities of any member of the Parent Group (in the case of Parent) or the Spinco Group (in the case of Spinco) in a transaction that would otherwise breach the covenant set forth in Section 4(b)(iii) (determined after giving effect to Section 4(c)(i)), (ii) approve, participate in, support or otherwise permit a proposed business combination or transaction that would otherwise breach the covenant set forth in Section 4(b)(iv) (determined after giving effect to Section 4(c)(i)), (iii) sell or otherwise dispose of its assets or the assets of any member of its respective Parent Group (in the case of Parent) or the Spinco Group (in the case of Spinco) in a transaction that would otherwise breach the covenant set forth in Section 4(b)(v), or (iv) merge itself or any member of the Parent Group (in the case of Parent) or the Spinco Group (in the case of Spinco) with another entity without regard to which party is the surviving entity in a transaction that would otherwise breach the covenant set forth in Section 4(b)(vi), if and only if such transaction would not violate Section 4(b)(i) or Section 4(b)(ii) and prior to entering into any agreement contemplating a transaction described in clauses (i), (ii), (iii) or (iv) of this Section 4(c)(ii), and prior to consummating any such transaction: (X) the Requesting Party obtains the other Party’s written consent, (Y) the Requesting Party provides the other party with an Unqualified Tax Opinion (or, subject to Section 4(d)(iii), a private letter ruling), in each case, in form and substance satisfactory to the other Party in its sole and absolute discretion exercised in good faith (and in determining whether an opinion or ruling is satisfactory, the other party may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion or supplemental ruling), or (Z) Parent shall have received such private letter ruling, in form and substance satisfactory to both parties, to the effect that such transaction will not affect the Tax-Free Status of any of the Distribution-Related Transactions, provided that if the Requesting Party is Spinco, it has requested that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) in accordance with Section 4(d)(ii) of this Agreement. Notwithstanding the foregoing, with respect to any action or transaction involving an acquisition of the Requesting Party’s stock entered into at least 18 months after the Distribution Date, the Requesting Party shall be permitted to consummate such transaction if it delivers an unconditional officer’s certificate establishing facts evidencing that such acquisition

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satisfies the requirements of Safe Harbor III in Treasury Regulation Section 1.355-7(d), and the other party, after due diligence, is satisfied with the accuracy of such certification.

(iii) Notwithstanding the restrictions otherwise imposed by Sections 4(b)(iii) through 4(b)(vi), Spinco and First American Title Insurance Company shall be permitted to dispose of all of the stock of Parent held by them as of the Distribution Date in accordance with the representations made in the Ruling Request.

(d) Private Letter Rulings and Restrictions on the Spincos.

(i) Private Letter Ruling at Parent’s Request. Parent shall have the right to obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) in its sole discretion. If Parent determines to obtain a private letter ruling, Spinco shall (and shall cause each member of the Spinco Group to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the private letter ruling (including, without limitation, by making any representation or covenant or providing any materials or information requested by any Tax Authority; provided that Spinco shall not be required to make (or cause any member of the Spinco Group to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse Spinco for all reasonable costs and expenses incurred by the Spinco Group in cooperating with Parent’s request for a private letter ruling within 10 Business Days after receiving an invoice from Spinco therefor.

(ii) Private Letter Rulings at Spinco’s Request. Parent agrees that at the reasonable request of Spinco pursuant to Section 4(c), Parent shall (and shall cause each member of the Parent Group to) cooperate with Spinco and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a private letter ruling (or supplemental private letter ruling) from the IRS for the purpose of confirming compliance on the part of Spinco or any member of the Spinco Group with its obligations under Section 4(b) of this Agreement. Further, in no event shall Parent be required to file any request for a private letter ruling under this Section 4(d)(ii) unless Spinco represents that (A) it has reviewed the request for the private letter ruling and any materials, appendices and exhibits submitted or filed therewith, and (B) all information and representations, if any, relating to any member of the Spinco Group contained in the IRS Ruling Documents (if applicable) or Tax Opinion Documents are true, correct and complete in all material respects. Spinco shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a private letter ruling requested by Spinco within 10 Business Days after receiving an invoice from Parent therefor. Spinco hereby agrees that Parent shall have sole and exclusive control over the process of obtaining a private letter ruling, and that only Parent shall have the right to apply for a private letter ruling relating to any of the Distribution Related Transactions. In connection with obtaining a private letter ruling pursuant to this Section 4(d)(ii) for the purpose of confirming compliance on the part of Spinco or any member of the Spinco Group with its obligations under Section 4(b) of this Agreement, (A) Parent shall, to the extent practicable, consult with Spinco reasonably in advance of taking any material action in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any documents to the IRS provide Spinco with a draft copy thereof, (2) reasonably consider Spinco’s comments on such documents, and (3) provide Spinco with copies of all documents submitted to or received from the IRS in connection with such ruling request; and (C)

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Parent shall provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend and participate in, any formally scheduled meetings with any Tax Authority (subject to the approval of the Tax Authority) that relate to such supplemental private letter ruling.

(iii) Prohibition on Spinco. Spinco hereby agrees that, except to the extent permitted by Section 4(d)(ii) or as otherwise consented to by Parent in writing, neither it nor any member of the Spinco Group shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) concerning any of the Distribution-Related Transactions (or the impact of any transaction on any of the Distribution-Related Transactions).

(e) Liability of Spinco for Undertaking Certain Actions.

(i) Notwithstanding anything in this Agreement to the contrary, Spinco and the members of the Spinco Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(A) any act or failure to act by Spinco or any member of the Spinco Group, which action or failure to act is inconsistent with any of Spinco’s covenants set forth in Sections 4(b)(i) through 4(b)(vi) of this Agreement, in each case, determined without regard to any of the exceptions or provisos contained in such provisions or in Section 4(c), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that is inconsistent with Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Sections 4(b)(iii) through 4(b)(vi);

(B) any acquisition or disposition of Equity Securities of Spinco or any member of the Spinco Group by any Person or Persons (including, without limitation, as a result of an issuance of Spinco’s Equity Securities or a merger of another entity with and into Spinco or any member of the Spinco Group) or any acquisition of assets of Spinco or any member of the Spinco Group (including, without limitation, as a result of a merger) by any Person or Persons; and

(C) any breach by Spinco or any member of the Spinco Group of a representation or covenant made in this Agreement, the Separation Agreement, any Ancillary Agreement, the IRS Ruling Documents or the Tax Opinion Documents.

(ii) Notwithstanding anything in this Agreement to the contrary, Parent and the members of the Parent Group shall be responsible for any and all Tax-Related Losses that are attributable to, or result from:

(A) any act or failure to act by Parent or any member of the Parent Group, which action or failure to act is inconsistent with any of Parent’s covenants set forth in Sections 4(b)(i) through 4(b)(vi) of this Agreement, in each case, determined without regard to any of the exceptions or provisos contained in such provisions or in Section 4(c)), expressly including, for this purpose, any Permitted Transaction and any act or failure to act that is inconsistent with Section 4(b)(i) or 4(b)(ii), regardless of whether such act or failure to act is permitted by Sections 4(b)(iii) through 4(b)(vi);

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(B) any acquisition or disposition of Equity Securities of Parent or any member of the Parent Group by any Person or Persons (including, without limitation, as a result of an issuance of Parent’s Equity Securities or a merger of another entity with and into Parent or any member of the Parent Group) or any acquisition of assets of Parent or any member of the Parent Group (including, without limitation, as a result of a merger) by any Person or Persons; and

(C) any breach by Parent or any member of the Parent Group of a representation or covenant made in this Agreement, the Separation Agreement, any Ancillary Agreement, the IRS Ruling Documents or the Tax Opinion Documents.

(f) Cooperation.

(i) Without limiting the prohibition set forth in Section 4(d)(iii), until the first day after the Restriction Period, Parent and Spinco shall furnish the other party with a copy of any ruling request that any member of the Parent Group (in the case of Parent) or Spinco Group (in the case of Spinco) may file with the IRS or any other Tax Authority and any opinion received that in any respect relates to, or otherwise reasonably could be expected to have any effect on, the Tax-Free Status of any of the Distribution-Related Transactions.

(ii) Each Party shall reasonably cooperate with the other party in connection with any request by the Requesting Party for an Unqualified Tax Opinion pursuant to Section 4(c)(ii).

(iii) Until the first day after the Restriction Period, the Party that is seeking to engage in any action described in Sections 4(b)(i) through 4(b)(vi) (the “Acting Party”) shall provide the other Party (the “Notified Party”) adequate advance notice in accordance with the terms of Section 4(f)(iv) of any action described in Sections 4(b)(i) through 4(b)(vi) within a period of time sufficient to enable the Notified Party to seek injunctive relief pursuant to Section 4(g) in a court of competent jurisdiction.

(iv) Each notice required by Section 4(f)(iii) shall set forth the terms and conditions of any such proposed transaction, including, without limitation, (A) the nature of any related action proposed to be taken by the board of directors of Parent or Spinco (as the case may be), (B) the approximate number of Equity Securities (and their voting and economic rights) of Parent (or any member of Parent Group) or Spinco (or any member of the Spinco Group) (if any) proposed to be sold (or otherwise issued) or acquired, (C) the approximate value of Parent’s assets (or assets of any member of the Parent Group) or Spinco’s assets (or assets of any member of the Spinco Group) proposed to be transferred, and (D) the proposed timetable for such transaction, all with sufficient particularity to enable the Notified Party to seek such injunctive relief. Promptly, but in any event within 30 days, after the Notified Party receives such written notice from the Acting Party, the Notified party shall notify Acting Party in writing of it’s decision to seek injunctive relief pursuant to Section 4(g).

(v) Until the first day after the Restriction Period, neither Parent (or any member of the Parent Group) nor Spinco (or any member of the Spinco Group) shall take (or refrain from taking) any action to the extent that such action or inaction would have caused a

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representation made with respect to such person in connection with the IRS Ruling and/or the Tax Opinions to have been untrue as of the relevant representation date, had such person or any member of (the respective members of its group) intended to take (or refrain from taking) such action on the relevant representation date.

(g) Enforcement. The Parties acknowledge that irreparable harm would occur in the event that any of the provisions of this Section 4 were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that, in order to preserve the Tax-Free Status of any Distribution-Related Transactions, injunctive relief is appropriate to prevent any violation of the foregoing covenants; provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.

5. Refunds. Each Party shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) in respect of Taxes for which it is responsible under the terms of this Agreement or in respect of estimated payments or pre-payments of Taxes each Party paid to the applicable Tax Authority. Notwithstanding the foregoing, (i) in the event a Party obtains a Refund of Taxes for which it was indemnified by another Party, the indemnifying Party shall be entitled to such Refund and (ii) in the event a Party obtains a Refund of Taxes related to estimated payments or pre-payments of Taxes made by another Party, such other Party shall be entitled to such Refund. A Party receiving a Refund to which another Party is entitled pursuant to this Section 5 shall pay the amount to which such other Party is entitled (net of any Taxes incurred in respect of the receipt or accrual of such Refund and net of Tax-Related Losses or any other expenses attributable thereto) within fifteen Business Days after such Refund is Actually Realized. The Parties shall cooperate with each other in connection with any claim for a Refund in respect of a Tax for which any member of their respective Groups is responsible pursuant to Section 2.

6. Tax Contests.

(a) Notification. Each Party shall notify the other Parties in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax Liability (or any issue related thereto) of any Party or member of its Group, for which another Party or member of its Group, may be responsible pursuant to this Agreement within ten (10) Business Days of receipt; provided, however, that in the case of any Distribution-Related Proceeding or the Taxable Internal Restructuring Steps (no matter which Party is responsible), such notice shall be provided no later than ten (10) Business Days after such Party first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding. The notifying Party shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by such notifying Party or member of its Group. The failure of one Party to notify the other Parties of such communication in accordance with the immediately preceding sentence shall not relieve such other Party of any liability or obligation that it may have under this Agreement, except to the extent that the failure timely to forward such notification actually prejudices the ability of such other Party to contest such Income Tax Liability or Other Tax Liability or increases the amount of such Income Tax Liability or Other Tax Liability.

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(b) Representation with Respect to Tax Disputes. Parent (or such member of the Parent Group as Parent shall designate) shall have the sole right to administer and control and to employ counsel of its choice in any Proceeding (including any Distribution-Related Proceeding) relating to (i) any consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns. Parent shall bear all expenses relating to any Proceeding referred to in the proceeding sentence, except that, with respect to Proceedings relating to any consolidated federal Income Tax Returns of the Parent Consolidated Group, and any other Combined Returns, for any period prior to the Distribution, expenses shall be borne by Parent and Spinco to the extent such expenses are attributable to Parent Items and Spinco Items, respectively, provided, however, that to the extent such expenses cannot reasonably be attributable to Parent Items and Spinco Items, such expenses shall be borne equally by Parent and Spinco. Spinco (or such member of its respective Spinco Group as Spinco shall designate) shall have the sole right to administer and control and to employ counsel of its choice at its expense in any Proceeding (excluding any Distribution-Related Proceeding) relating to its respective Spinco Consolidated Return or Spinco Separate Return.

(c) Power of Attorney. Spinco (and members of its respective Group) shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d) Participation Rights.In the event of any Proceeding as a result of which one party (or a member of its group) could reasonably be expected to become liable for any Tax or Tax-Related Losses (“Liable Party”) and which the other party has the right to administer and control (“Controlling Party”) pursuant to Section 6(b) above, (A) the Controlling Party shall consult with the Liable Party reasonably in advance of taking any significant action in connection with such Proceeding, (B) the Controlling Party shall offer the Liable Party reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) the Controlling Party shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) the Liable Party shall be entitled to participate in such Proceedings and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority. Notwithstanding anything in the preceding sentence to the contrary, the Controlling Party shall not settle, compromise or abandon any issue that relates to or impacts Taxes for which the Liable Party is liable without obtaining the prior written consent of Liable party, which consent shall not be unreasonably withheld or delayed.

7. Apportionment of Tax Attributes; Carrybacks; Income Tax Benefits.

(a) Apportionment of Tax Attributes.

(i) If the Parent Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to Spinco or the members of Spinco Consolidated Group and treated as a carryover to the first Post-Distribution Taxable Period of Spinco (or such member) shall be determined by Parent in accordance with Treasury Regulation Sections 1.1502-

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21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A and any comparable provision of state Income Tax law.

(ii) No Tax Attribute with respect to consolidated federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to Spinco or any member of the Spinco Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(iii) Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Spinco or any member of the Spinco Group in accordance with this Section 7(a) and applicable law, and, at the reasonable request of Spinco, Parent shall determine the amount of tax basis and earnings and profits to be apportioned to Spinco or any member of the Spinco Group in accordance with applicable law, and in each case shall provide written notice of the calculation thereof to Spinco as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent.

(iv) The written notice delivered by Parent pursuant to Section 7(a)(iii) shall be binding on the Spinco Group and shall not be subject to dispute resolution. Except as otherwise required by a change in applicable law or pursuant to a Final Determination, Spinco shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(b) Carrybacks. Except to the extent otherwise consented to by Parent or prohibited by applicable law, Spinco shall elect to relinquish, waive or otherwise forgo all Carrybacks. In the event that Spinco, or the appropriate member of Spinco Group, is prohibited by applicable law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) each Party shall cooperate with Spinco, at Spinco’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) Spinco shall be entitled to any Carryback Income Tax Benefit Actually Realized by Parent or a member of its Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to a Carryback of a Spinco Item, within 15 Business Days after such Refund is Actually Realized; provided, however, that Spinco shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Parent’s Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Carryback. If there is a Determination that results in any change to or adjustment of an Carryback Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Carryback of a Spinco Item, then Parent (or its designee) shall make a payment to Spinco, or Spinco shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between Spinco and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the

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adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 7(b).

(c) Income Tax benefits

(i) Spinco shall be entitled to any SpinCo Income Tax Benefit Actually Realized by Parent or a member of its Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to a Spinco Item, within 15 Business Days after such Refund is Actually Realized; provided, however, that Spinco shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral tax consequences resulting from or caused by any such SpinCo Item, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Parent’s Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Spinco Item, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Spinco Item. If there is a Determination that results in any change to or adjustment of a Spinco Income Tax Benefit Actually Realized by a member of the Parent Group that is directly attributable to a Spinco Item, then Parent (or its designee) shall make a payment to Spinco, or Spinco shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between Spinco and Parent (or its designee) to reflect the payments that would have been made under this Section 7(c)(i) had the adjusted amount of such Spinco Tax Benefit Tax Benefit been taken into account in computing the payments due under this Section 7(c)(i).

(ii) Parent shall be entitled to any Parent Income Tax Benefit Actually Realized by Spinco or a member of the Spinco Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to a Parent Item, within 15 Business Days after such Refund is Actually Realized; provided, however, that Parent shall indemnify and hold the members of the Spinco Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Parent Item, including (but not limited to) the loss or postponement of any benefit from the use of tax attributes generated by a member of the Spinco’s Group or an Affiliate thereof if (x) such tax attributes expire unutilized, but would have been utilized but for such Parent Item, or (y) the use of such tax attributes is postponed to a later taxable period than the taxable period in which such tax attributes would have been utilized but for such Parent Item. If there is a Determination that results in any change to or adjustment of a Parent Income Tax Benefit Actually Realized by a member of the Spinco Group that is directly attributable to Parent Item, then Spinco (or its designee) shall make a payment to Parent, or the Parent shall make a payment to Spinco (or its designee), as may be necessary to adjust the payments between Spinco and Parent (or its designee) to reflect the payments that would have been made under this Section 7(c)(ii) had the adjusted amount of such Parent Income Tax Benefit been taken into account in computing the payments due under this Section 7(c)(ii).

(iii) The parties acknowledge that certain payments that are required to be made under Section 7(c) hereof may be duplicative of payments that are required to be made under Section 2 and 3 of this Agreement. In such event that the parties shall cooperate in good

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faith to ensure that, consistent with the provision set forth in Section 14(d) hereof, no duplicative payments are made pursuant to the terms of this Agreement.

8. Cooperation and Exchange of Information.

(a) Cooperation and Exchange of Information. Each Party, on behalf of itself and the members of its Group, agrees to provide each other Party (or its designee) with such cooperation or information as such other Party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent’s reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by any of the other Parties (or their designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for the other Party to exercise its rights under this Agreement, and (v) the use of the Party’s reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the Parties to take all actions that shall be necessary to establish Parent as the sole agent for Tax purposes of each member of the Spinco Group with respect to all Combined Returns. Upon reasonable notice, each Party shall make its, or shall cause the members of its respective Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b) Retention of Records. The Parties each agree to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 8(b), if a Party or a member of its respective Group wishes to dispose of any such records and documents, then such Party shall provide

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written notice thereof to the other Party and shall provide the other Party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if the other Party, within such 90-day period, does not confirm its intention to take possession of such records and documents, then the Party wishing to destroy or otherwise dispose of such records and documents may do so.

(c) Remedies. Each of the Parties hereby acknowledges and agrees that (i) the failure of any member of its respective Group to comply with the provisions of this Section 8 may result in substantial harm to the other Parties, including the inability to determine or appropriately substantiate a Tax Liability (or a position in respect thereof) for which a Party (or a member of its respective Group) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to one Party (the “Injured Party”) for the breach by a member of another Party (the “Breaching Party”) of its obligations under this Section 8 shall include (without limitation) the indemnification by the Breaching Party of the Injured Party for any Tax Liabilities or Tax-Related Losses incurred or any tax benefit lost or postponed by reason of such breach and the forfeiture by the Breaching Party of any related rights to indemnification by the Injured Party.

(d) Reliance. If any member of a Group supplies (“Supplying Party”) information to a member of another Group (“Relying Party”) in connection with a Tax Liability and an officer of a member of the Relying Party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of the member of the Relying Party identifying the information being so relied upon, the chief financial officer of Supplying Party (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Each Party agrees to indemnify and hold harmless each member of the other Groups and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of its respective Group having supplied, pursuant to this Section 8, a member of another Group with inaccurate or incomplete information in connection with a Tax Liability.

9. Resolution of Disputes. Subject to Section 2(e)(i) and Section 3(d), the provisions of Article XII of the Separation Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement that progress to arbitration under the dispute resolution process, the relevant Parties shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. If the Parties are unable to jointly select an arbitrator, then each Party shall select an individual and those two individuals shall jointly select an arbitrator.

10. Payments.

(a) Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the Parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 12, or (ii) any other method

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agreed to by the Parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b) Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

(c) Characterization of Payments. For all Income Tax purposes, the Parties agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Separation Agreement, by (A) Parent to Spinco as a contribution by Parent to Spinco occurring immediately prior to the Distribution of Spinco, (B) Spinco to Parent as a distribution by such Spinco occurring immediately prior to the Distribution of such Spinco; and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise mandated by applicable law or a Final Determination; provided that in the event it is determined (A) pursuant to applicable law that it is more likely than not, or (B) pursuant to a Final Determination, that any such treatment is not permissible (or that an Indemnified Party nevertheless suffers a Tax detriment as a result of such payment), the payment in question shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such payment and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified liability. For purposes hereof, any inclusion or reduction shall be determined (i) using the highest marginal rates in effect at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

11. Compensatory Equity Interests.

(a) Allocation of Deductions.

(i) To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of Options to acquire Parent or Spinco stock, vesting of “restricted” Parent stock or Spinco stock, or settlement of restricted stock units, in each case, following the Distribution, with respect to Parent stock or Spinco stock (such Options, restricted stock and restricted stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an active employee, solely by the Party that employs such Person at the time of exercise, vesting, or settlement, as applicable, (ii) in the case of a Former Finco Employee (as defined in the Separation Agreement), solely by Spinco, and (iii) in the case of a Former FAC Employee (as defined in the Separation Agreement), solely by Parent (the Party described in clause (ii) or (iii), the “Employing Party”).

(ii) To the extent permitted by applicable law and absent a Final Determination to the contrary, Income Tax deductions arising by reason of contributions made by Spinco after the Spin-Off to its defined benefit pension plan shall be claimed solely by the Spinco Group, and none of such amount will be claimed by Parent Group. To the extent permitted by applicable law and absent a Final Determination to the contrary, Parent Group shall not claim any Income Tax deduction for its principal payments by any member of Parent Group

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to any member of Spinco Group in connection with the Pension Promissory Note (as defined in the Separation Agreement).

(b) Withholding and Reporting. The Party (or any of its Affiliates) that is entitled to claim the Tax deductions described in 11(a)(i) with respect to Compensatory Equity Interests shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes) and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect to such Compensatory Equity Interests.

12. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Parent, to:

CoreLogic, Inc.

4 First American Way

Santa Ana, CA 92707

Attn: General Counsel

Fax: (714) 250-6917

If to Spinco:

First American Financial Corporation

1 First American Way

Santa Ana, CA 92707

Attn: General Counsel

Fax: (714) 250-3325

Such names and addresses may be changed by notice given in accordance with this Section 12.

13. Designation of Affiliate. Each of the Parties may assign any of its rights or obligations under this Agreement to any member of its respective Group as it shall designate; provided , however , that no such assignment shall relieve the Party making the assignment of any obligation hereunder, including any obligation to make a payment hereunder to another Party, to the extent such designee fails to make such payment.

14. Miscellaneous.

(a) Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement.

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(b) Complete Agreement. Any Tax allocation, Tax sharing or Tax indemnity agreement or arrangement (other than this Agreement), whether or not written, that may have been entered into by Parent (or any Affiliate of Parent), on the one hand, and SpinCo (or any Affilate of Spinco), on the other hand, shall be terminated as of the date hereof, and no payments (or any other obligations) which are owed by or to the parties pursuant thereto shall be required to be made (or performed) thereunder.

(c) CoreLogic Database Purchase Right. Notwithstanding any other provision to the contrary, the Parties rights and obligations with respect to the CoreLogic Database Purchase Right set forth in Article IX of the Separation Agreement shall be governed solely by Article IX of the Separation Agreement and not by this Agreement.

(d) No Double Recovery. No provision in this Agreement shall be construed to provide an indemnity or other recovery for any Taxes, interest, penalties or additions to Taxes or other amounts for which a Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.

(e) Separation Agreement. Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article XIV (Miscellaneous) of the Separation Agreement to the extent set forth therein.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

Parent

By:
Name:
Title:

SpinCo

By:
Name:
Title:

© Copyright 2010